LIMITED PARTNERSHIP AGREEMENT
OF
COTTONWOOD COMMUNITIES OP, LP
August 13, 2018

TABLE OF CONTENTS
Page

SECTION 1	DEFINED TERMS 1

SECTION 2	PARTNERSHIP FORMATION AND IDENTIFICATION 5

2.1	Formation 5

2.2	Name, Office and Registered Agent 6

2.3	Partners 6

2.4	Term and Dissolution 6

2.5	Filing of Certificate and Perfection of Limited Partnership 7

SECTION 3	BUSINESS OF THE PARTNERSHIP 7

SECTION 4	CAPITAL CONTRIBUTIONS AND ACCOUNTS 7

4.1	Capital Contributions 7

4.2	Additional Capital Contributions and Issuances of Additional Partnership Interests 7

4.3	Additional Funding 9

4.4	Capital Accounts 9

4.5	No Interest on Contributions 9

4.6	Return of Capital Contributions 9

4.7	No Third Party Beneficiary 9

SECTION 5	PROFITS AND LOSSES; DISTRIBUTIONS 10

5.1	Allocation of Profit and Loss 10

5.2	Distribution of Cash 12

5.3	REIT Distribution Requirements 14

i

5.4	No Right to Distributions in Kind 14

5.5	Limitations on Return of Capital Contributions 14

5.6	Distributions Upon Liquidation 14

5.7	Substantial Economic Effect 14

SECTION 6	RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER 15

6.1	Management of the Partnership 15

6.2	Delegation of Authority 17

6.3	Indemnification and Exculpation of Indemnitees 17

6.4	Liability of the General Partner 18

6.5	Reimbursement of General Partner 20

6.6	Outside Activities 20

6.7	Employment or Retention of Affiliates 20

6.8	General Partner Participation 21

6.9	Title to Partnership Assets 21

6.10	Miscellaneous 21

SECTION 7	CHANGES IN GENERAL PARTNER 21

7.1	Transfer of the General Partner’s Partnership Interest 21

7.2	Admission of a Substitute or Additional General Partner 22

7.3	Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner 22

7.4	Removal of a General Partner 22

SECTION 8	RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER 23

8.1	Management of the Partnership 23

8.2	Power of Attorney 23

8.3	Limitation on Liability of Limited Partner 23

SECTION 9	TRANSFERS OF LIMITED PARTNERSHIP INTERESTS 23

9.1	Purchase for Investment 23

9.2	Restrictions on Transfer of Limited Partnership Interests 24

9.3	Admission of Substitute Limited Partner 25

9.4	Rights of Assignees of Partnership Interests 26

9.5	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner 26

9.6	Joint Ownership of Interests 26

9.7	Removal of Advisor as a Limited Partner 27

SECTION 10	BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS 27

10.1	Books and Records 27

10.2	Custody of Partnership Funds; Bank Accounts 28

10.3	Fiscal and Taxable Year 28

10.4	Annual Tax Information and Report 28

10.5	Tax Matters Partner; Tax Elections; Special Basis Adjustments 28

10.6	Reports to Limited Partner 29

SECTION 11	AMENDMENT OF AGREEMENT; MERGER 29

11.1	Amendment Related to Merger 29

11.2	Amendment without the Approval of the Limited Partner 29

11.3	Meetings of Partners 30

SECTION 12	GENERAL PROVISIONS 31

12.1	Notices 31

12.2	Survival of Rights 32

12.3	Additional Documents 32

12.4	Severability and Substitution 32

12.5	Entire Agreement 32

12.6	Pronouns and Plurals 32

12.7	Headings 32

12.8	Counterparts 32

12.9	Governing Law 32
EXHIBITS
Exhibit A – Partners’ Capital Contributions and Percentage Interests

LIMITED PARTNERSHIP AGREEMENT
OF
COTTONWOOD COMMUNITIES OP, LP
This Limited Partnership Agreement (this “Agreement”) is entered into effective as of August 13, 2018, by and among Cottonwood Communities, Inc., a Maryland corporation (the “General Partner”) and the Limited Partner set forth on Exhibit A. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.
SECTION 1
DEFINED TERMS
The following defined terms used in this Agreement shall have the meanings specified below:
“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
“Additional Funds” has the meaning set forth in Section 4.3.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.2, and named as a Limited Partner on Exhibit A.
“Additional Securities” means any additional REIT Shares or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.2(a)(ii).
“Adjustment Year” has the meaning set forth in Section 6225(d)(2) of the Code.
“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership (other than this Partnership) that are owned by the General Partner directly.
“Advisor” means Cottonwood Communities Management, LLC, a Delaware limited liability company, or any successor Advisor acting in such capacity under the terms of the Advisory Agreement.
“Advisory Agreement” means the Advisory Agreement among the Partnership, the General Partner and the Advisor dated August 13, 2018, as amended and restated from time to time.
“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly, owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner and in the case of any other required determination, the fair market value as determined by the General Partner in its sole discretion. The gross fair market value shall be reduced by any liabilities assumed in the transfer or to which the property is taken subject to. The General Partner shall establish the book value of the Partners’ Capital Accounts in its sole discretion.
“Agreement” means this Limited Partnership Agreement, as amended or restated from time to time, as the context requires.
“Articles of Incorporation” means the Articles of Incorporation of the General Partner filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
“Board of Directors” means the Board of Directors of the General Partner.
“Capital Account” has the meaning set forth in Section 4.4.
“Capital Contribution” means the net amount of cash, cash equivalents and the Agreed Value of any Property or other asset contributed or agreed to be contributed (in consideration of Section 4.2(b)), as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
“Cash From Operations” shall mean the net cash realized by the Partnership from all sources, including, but not limited to, cash from the operations of the Partnership, including cash from the sale, exchange or transfer of a Project, after payment of all cash expenditures of the Partnership (including, but not limited to, all operating expenses such as fees payable to the General Partner or Affiliates, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the General Partner reasonably determines to be necessary and desirable in connection with Partnership operations with its then existing assets and any anticipated acquisitions).
“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partner as a limited partner under the laws of the State of Delaware or such other jurisdiction.
“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
“Commission” means the United States Securities and Exchange Commission.
“Conversion Date” means the beginning of the General Partner’s tax year in which the General Partner notifies the Partnership that it has elected or will elect REIT status.
“Defaulting Limited Partner” has the meaning set forth in Section 5.2(c).

“Director” means a member of the Board of Directors.
“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days), (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding, (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.
“Fair Market Value” means the amount that a Limited Partner would receive if all of the property of the Partnership were sold for its fair market value, as established by the procedures set forth in Section 9.7(b), and the net proceeds were distributed to the Partners in accordance with this Agreement.
“General Partner” means Cottonwood Communities, Inc., a Maryland corporation, and any Person that becomes a substitute or additional General Partner as provided herein, and any successor General Partner, in such Person’s capacity as a General Partner of the Partnership.
“General Partner Loan” has the meaning set forth in Section 5.2(c).
“General Partnership Interest” means a Partnership Interest held by the General Partner.
“Imputed Underpayment” has the meaning set forth in 10.5(b)(i).
“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as the General Partner or a director, officer or employee of the General Partner or the Partnership, and (ii) a Limited Partner, and (iii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.
“Joint Venture” means any joint venture or partnership (including a limited liability company) arrangement in which the Partnership is a co-venturer or partner (or member or manager) which is established to acquire Property.
“Limited Partner” means any Person named as a Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
“Limited Partnership Interest” means the Partnership Interest held by a Limited Partner.
“Loss” has the meaning set forth in Section 5.1(f).
“Net Capital Contribution” means the Capital Contribution of a Partner reduced by any distributions to such Partner pursuant to Section 5.2(a)(ii).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
“Partner” means any General Partner or Limited Partner. The names and addresses of the Partners are set forth on Exhibit A.
“Partnership” means Cottonwood Communities OP, LP, a Delaware limited partnership.
“Partnership Interest” means the ownership interest in the Partnership held by a Partner at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with all obligations of such Partner to comply with all the provisions of this Agreement and of the Act.
“Partnership Loan” has the meaning set forth in Section 5.2(c).
“Partnership Minimum Gain” has the meaning as set forth in Regulations Section 1.704-2(b)(2). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders.
“Percentage Interest” means the percentage interest of a Partner, as set forth opposite the name of such Partner under the column “Percentage Interest” on Exhibit A, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.
“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
“Profit” has the meaning set forth in Section 5.1(f).
“Property” means any Real Estate Related Asset, or other investment in which the Partnership holds an ownership interest.
“Real Estate” means (i) the real properties, including the buildings located thereon, or (ii) the real properties only, or (iii) the buildings only, which are acquired by the Partnership, either directly or through Joint Ventures.
“Real Estate Related Assets” means unimproved and improved Real Estate including any related assets and any direct or indirect interest therein, including, without limitation, fee or leasehold interests, options, leases, Joint Venture interests, equity and debt securities of entities that own real estate, first or second mortgages on Real Estate, mezzanine loans secured by junior liens on Real Estate, preferred equity interests secured by a property owner’s interest in Real Estate and other contractual rights in real estate.

“Regulations” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
“Regulatory Allocations” has the meaning set forth in Section 5.1(g).
“Repurchase Price Period” has the meaning set forth in Section 9.7(b).
“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes of this Agreement, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director of the General Partner, asset management and other fees payable to the General Partner, (ii) costs and expenses relating to any public offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests or REIT Shares, and (vii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.
“REIT Share” means a share of common stock in the General Partner (or successor entity, as the case may be).
“Reviewed Year” has the meaning set forth in Section 6225(d)(1) of the Code.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Subsidiary Partnership” means any partnership (limited liability company or other entity taxed as a partnership for federal income tax purposes) of which the partnership interests therein are owned by the General Partner or a direct or indirect Subsidiary of the General Partner.
“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3.
“Termination Event” means (i) the sale of all or substantially all of the General Partnership Interests held by the General Partner, (ii) or any sale, exchange or merger of the General Partner, (iii) any listing of the General Partner’s shares on a national securities exchange, or (iv) the Advisor is terminated under the terms of the Advisory Agreement.

“Transaction Value” means an amount determined by assuming the value of the consideration used in the Termination Event and interpolating the gross value of the Partnership assets from such amount. If the event triggering the payment is a listing of the General Partner’s stock on a national securities exchange, the fair market value will be calculated based on the market value of the General Partners’ stock issued and outstanding at listing, measured by taking the average closing price or the average of the bid and asked price, as the case may be, during a period of 30 trading days commencing after the first day of the 6th month, but no later than the last day of the 18th month following listing, the commencement date of which shall be chosen by the Limited Partner in its sole discretion.
“Transfer” has the meaning set forth in Section 9.2(a).
SECTION 2
PARTNERSHIP FORMATION AND IDENTIFICATION
2.1    Formation. The Partnership was formed on December 21, 2016 as a limited partnership pursuant to the Act and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions set forth in this Agreement. In the event of a conflict between the Act and this Agreement, unless a provision is expressly prohibited in the Act, the terms of this Agreement shall control.
2.2    Name, Office and Registered Agent. The name of the Partnership is Cottonwood Communities O.P., LP. The specified office and place of business of the Partnership shall be 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The Partnership’s initial registered office and initial registered agent shall be as provided in the Certificate of Limited Partnership. The registered office and registered agent may be changed from time to time by the General Partner by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on it as registered agent.
2.3    Partners.
(a)    The General Partner of the Partnership is Cottonwood Communities, Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.
(b)    The Limited Partner is that Person identified as a Limited Partner on Exhibit A, as amended from time to time.
2.4    Term and Dissolution.
(a)    The Partnership shall have a perpetual duration, except that the Partnership shall be dissolved upon the first to occur of any of the following events:
(i)    the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b); provided that if a General Partner is a partnership on the date of such occurrence, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii)    the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full); or
(iii)    the election by the General Partner and the consent of the Limited Partner that the Partnership should be dissolved.
(b)    Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b)), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel any Certificate(s) and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.6. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.
2.5    Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate(s) and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
SECTION 3
BUSINESS OF THE PARTNERSHIP
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that, beginning on the Conversion Date, such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, and in a manner such that the General Partner will not be subject to any taxes under Section 857 or 4981 of the Code, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the General Partner intends to qualify as a REIT for federal income tax purposes and upon such qualification, the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partner agrees that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
SECTION 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1    Capital Contributions. The General Partner and the Limited Partner have made capital contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as such Exhibit may be amended from time to time. The General Partner shall have the power and authority to amend Exhibit A to reflect the issuance, redemption, exchange or other change in any Partnership Interest.
4.2    Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional General Partnership Interests in respect thereof, in the manner contemplated in this Section 4.2.
(a)    Issuances of Additional Partnership Interests.
(i)    General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests for any Partnership purpose at any time or from time to time, including but not limited to additional classes of Partnership Interests issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner with the consent of the Limited Partner; provided, however, the Partnership will issue an additional General Partnership Interest to the General Partner for each REIT Share sold by the General Partner. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner with the consent of the Limited Partner, subject to Delaware law, including, without limitation, (A) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (B) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (C) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership. Notwithstanding the foregoing, no additional Partnership Interests shall be issued to the General Partner unless:
(1)    the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other interests in the General Partner, including but not limited to an internalization of the property management or advisor contracts which shares or interests have designations, preferences and other rights, such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner; or
(2)    the additional Partnership Interests are issued in exchange for Property or other assets owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests.
In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2, the General Partner shall make such revisions to this Agreement as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.
Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

(ii)    General Partner Issuance of Additional Securities. The General Partner shall not issue any Additional Securities, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership. Without limiting the foregoing, the General Partner is authorized to issue Additional Securities for less than fair market value with the consent of the Limited Partner, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (1) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding General Partnership Interests pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, (2) the General Partner contributes all proceeds from such issuance to the Partnership and (3) the issuance of Additional Securities does not negatively affect the Limited Partner’s rights to allocations and distributions as set forth in Sections 5.1 and 5.2.
(iii)    Additional Limited Partners. The Partnership may, with the consent of the General Partner and the consent of the Limited Partner, admit Additional Limited Partners. Upon the admission of an Additional Limited Partner, the General Partner shall cause Exhibit A to be amended, without the approval of any other Partner, to reflect the issuance of the Limited Partnership Interests to the Additional Limited Partner.
(b)    Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds from such issuances. If the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s or broker-dealer’s discount or other fees or expenses paid or incurred in connection with such issuance (or as a result of sales net of commission or volume discounts), the net amount contributed to the Partnership shall be treated as a Capital Contribution to the Partnership.
4.3    Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.
4.4    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property or money as consideration for a Partnership Interest, (iii) a new or existing Partner is granted an additional Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a Partner, or (iv) the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the Property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with

Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s Property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such Property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
4.5    No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.
4.6    Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
4.7    No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing but except for any written agreement made between the Partner and the Partnership, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.
SECTION 5
PROFITS AND LOSSES; DISTRIBUTIONS
5.1    Allocation of Profit and Loss.
(a)    Profit and Loss (or items thereof) of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated as follows:
(i)    Allocation of Profit. After giving effect to special allocations set forth in Sections 5.1(b), (c), (d) and (g), Profit shall be allocated as follows:

(1)    First, to the General Partner to the extent of Loss previously allocated to the General Partner pursuant to Section 5.1(a)(ii)(3) until Profit allocated to the General Partner pursuant to this Section 5.1(a)(i)(1) for such fiscal year and all previous fiscal years is equal to the aggregate Loss allocated to the General Partner pursuant to Section 5.1(a)(ii)(3);
(2)    Second, to the General Partner until the General Partner has been allocated an amount equal to a 6% cumulative but not compounded annual return on its Net Capital Contributions; and
(3)    Thereafter, 85% to the General Partner and 15% to the Limited Partner.
(ii)    Allocation of Loss. After giving effect to the special allocations set forth in Sections 5.1(b), (c), (d) and (g), Loss shall be allocated as follows:
(1)    First, to the General Partner and the Limited Partner in proportion to and to the extent of Profit allocated to the General Partner and the Limited Partner pursuant to Section 5.1(a)(i)(3) until the aggregate Loss allocated pursuant to this Section 5.1(a)(ii)(1) for such fiscal year and all previous fiscal years is equal to the aggregate Profit allocated to the General Partner and the Limited Partner pursuant to Section 5.1(a)(i)(3) for all previous fiscal years;
(2)    Second, to the General Partner in proportion to and to the extent of Profit allocated to the General Partner pursuant to Section 5.1(a)(i)(2) until the aggregate Loss allocated pursuant to this Section 5.1(a)(ii)(2) for such fiscal year and all previous fiscal years is equal to the aggregate Profit allocated to the General Partner pursuant to Section 5.1(a)(i)(2) for all previous fiscal years; and
(3)    Thereafter, to the General Partner.
(b)    Nonrecourse Deductions; Minimum Gain Chargeback. Notwithstanding any provision to the contrary in this Agreement, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest; provided, however, with respect to the Limited Partnership Interests issued, excess nonrecourse liability shall first be allocated to the Limited Partner who contributed the applicable property to the extent of any built-in gain with respect to such property that it is attributable to such Limited Partner pursuant to Section 704(c) to the extent debt attributable to such gain has not previously been allocated to such Limited Partner pursuant to Regulations Section 1.752-3(a)(2). Except as set forth immediately above, the General Partner may select the appropriate method for sharing excess nonrecourse liabilities.
(c)    Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.1(c) is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.1(c), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.1(c).
(d)    Capital Account Deficits. Loss (or items of Loss) shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.1(d), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to the General Partner in an amount necessary to offset the Loss previously allocated to the General Partner under this Section 5.1(d).
(e)    Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.
(f)    Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(b), (c), (d) and (g). All allocations of income, profit, gain, loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority, in its sole discretion, to elect the method or methods to be used by the Partnership for allocating items of income, gain, expense and deductions as required by Section 704(c) of the Code including the election of a method that may result in one or more Partners receiving or being allocated a disproportionately larger share of items of Partnership income, gain, expense or deduction and any such election shall be binding on all Partners.
(g)    Curative Allocations. The allocations set forth in Section 5.1(b), (c) and (d) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(g). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1(a).
(h)    Special Allocation. Notwithstanding the other provisions in this Section (but subject to Section 5.7), in the year of the sale of the last Property, Profit and Loss from all sources (or gross income or gross expense) shall be allocated, to the greatest extent possible, so that the positive Capital Account balance of each Partner shall be equal to the distributions to be made to the Partners.
5.2    Distribution of Cash.
(a)    Cash From Operations. Unless otherwise provided herein, Cash From Operations shall be distributed to the Partners as follows:
(i)    First, 100% to the General Partner until the General Partner has been distributed an amount equal to a 6% cumulative but not compounded annual return on its Net Capital Contribution;
(ii)    Second, to the General Partner until the General Partner’s Net Capital Contribution is reduced to zero; and
(iii)    Thereafter, 85% to the General Partner and 15% to the Limited Partner.
(b)    Partners of Record. The Partnership shall make cash distributions to the Partners who are Partners on the Partnership Record Date with respect to such month (or other distribution period) in accordance with Section 5.2(a); provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than the day after the Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be adjusted in proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.
(c)    Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner or assignee, or (ii) if the actual amount to be distributed to the Partner or assignee is less than the amount required to be withheld by the Partnership, the actual amount shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner or assignee on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee or upon demand upon the applicable Partner or assignee. In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner (a “Defaulting Limited Partner”), the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(c) shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
(d)    Tax Distribution. Notwithstanding the provisions set forth in Section 5.2(a), but subject to Section 5.3, the Partnership may, at the option of the General Partner, make distributions to the Limited Partner prior to making the distributions set forth in Section 5.2(a)(ii), to the extent such distributions are needed to pay any income taxes associated with the allocations of Net Income set forth in Section 5.1(a)(i)(3) to the Limited Partner. Any such distributions shall reduce subsequent distributions to be made to the Limited Partner pursuant to Section 5.2(a). In no event shall the General Partner make any tax distributions to the Limited Partner as permitted under this Section 5.2(d) if such distributions are necessary for the General Partner to meet the distribution requirements for qualification as a REIT.
5.3    REIT Distribution Requirements. On and after the Conversion Date, the General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to make stockholder distributions that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.
5.4    No Right to Distributions in Kind. No Partner shall be entitled to demand Property other than cash in connection with any distributions by the Partnership.
5.5    Limitations on Return of Capital Contributions. Notwithstanding any of the provisions of this Section 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

5.6    Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to the Limited Partner and the General Partner as set forth in Section 5.2, which is intended to be in accordance with the positive balance of the Capital Account of each Partner. For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all allocations and distributions have been made in accordance with this Agreement attributable to Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
5.7    Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Section 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent. If the Partnership is advised by the Partnership’s legal counsel that the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with Section 704(b) of the Code and effect the plan of allocations and distributions provided for in this Agreement.
SECTION 6
RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER
6.1    Management of the Partnership.
(a)    Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:
(i)    to acquire, purchase, own, operate, lease and dispose of any Property and any other assets that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;
(ii)    to develop land, construct buildings and make other improvements on the Properties owned or leased by the Partnership;
(iii)    to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;
(iv)    to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v)    to pay, either directly or by reimbursement, all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(vi)    to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(vii)    to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of the Partnership, to third parties or to the General Partner as set forth in this Agreement;
(viii)    to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
(ix)    to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;
(x)    to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(xi)    to make or revoke any election permitted or required of the Partnership by any taxing authority;
(xii)    to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
(xiii)    to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property or to distribute the same;
(xiv)    to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay such remuneration as the General Partner may deem reasonable and proper;
(xv)    to retain other services of any kind or nature in connection with the Partnership business, and to pay such remuneration as the General Partner may deem reasonable and proper;
(xvi)    to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)    to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;
(xviii)    to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(xix)    to form or acquire an interest in, and contribute Property to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other entities or relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);
(xx)    to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;
(xxi)    to merge, consolidate or combine the Partnership with or into another Person;
(xxii)    to take any and all actions necessary to adopt or modify any distribution reinvestment plan of the Partnership or the General Partner;
(xxiii)    to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code and the Regulations promulgated thereunder; and
(xxiv)    to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, after the Conversion Date, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.
(b)    Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
6.2    Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
6.3    Indemnification and Exculpation of Indemnitees.
(a)    The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership. Notwithstanding the above, no indemnification shall be made for an Indemnitee’s fraud or gross negligence.
(b)    The Partnership shall pay or reimburse an Indemnitee for reasonable legal expenses and other costs incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.3 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(c)    The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
(d)    The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.
(f)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(g)    The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(h)    Neither the amendment nor repeal of this Section 6.3, nor the adoption or amendment of any other provision of this Agreement inconsistent with Section 6.3, shall apply to or affect in any respect the applicability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
(i)    None of the Partners or any of their Affiliates shall have any obligation to cause the Partnership to take any action that would result in personal liability to the Limited Partner, its principals or any of its Affiliates in their capacity as obligator or guarantor of any loan that is obtained or assumed by the Partnership, notwithstanding that the failure to take any such action might result in the total or partial loss of the Partnership’s interest in some or all of the Partnership’s Property. Such action may include transferring property to a lender pursuant to a deed in lieu of foreclosure. Any action or inaction by the Partners or any of their Affiliates that is intended to avoid personal liability under any obligation or guaranty related to a loan that is obtained or assumed by the Partnership shall not constitute a breach of any fiduciary or other duty that the General Partner or its Affiliates may owe the Partnership. Further, the Partnership shall indemnify and hold harmless any Partners and their Affiliates for any guarantees either actual guarantees or non-recourse carve-out guarantees or similar guarantees.
(j)    The Partners acknowledge that the Limited Partner shall not be in breach of any duty or obligation that the Limited Partner or its Affiliates may have to the Partnership or the Partners if the Limited Partner votes its Limited Partnership Interest in its own best interest with respect to any matter upon which it has the right to vote.
6.4    Liability of the General Partner.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partner or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement. In addition, to the extent the General Partner or any officer, director, employee, agent or stockholder of the General Partner performs its duties in accordance with the standards provided by the Act, as it may be amended from time to time, or under any successor statute thereto, such Person or Persons shall have no liability by reason of being or having been the General Partner, or by reason of being an officer, director, employee, agent or stockholder of the General Partner. To the maximum extent that the Act and the general laws of the State of Delaware, in effect from time to time, permit limitation of the liability of general partners of a limited partnership, the General Partner and its officers, directors, employees, agents and stockholders shall not be liable to the Partnership or to any Partner for money damages except to the extent that (i) the General Partner or its officers, directors, employees, agents or stockholders actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the General Partner or one or more of its officers, directors, employees, agents or stockholders is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the General Partner or one or more of its officers, directors, employees, agents or stockholders was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Section 6.4(a), nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 6.4(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Delaware statute limiting the liability of the General Partner or its directors or officers for money damages in a suit by or on behalf of the Partnership or by any Partner, the General Partner and the officers, directors, employees, agents and stockholders of the General Partner shall not be liable to the Partnership or to any Partner for money damages except to the extent that (i) the General Partner or one or more of its officers, directors, employees, agents or stockholders actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the General Partner or one or more of its officers, directors, employees, agents or stockholders is entered in a proceeding based on a finding in the proceeding that the action of the General Partner or one or more of its officers, directors, employees or stockholders’ action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

(b)    In the event of a conflict between the interests of its stockholders on one hand and the Limited Partner on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partner.
(c)    Subject to its obligations and duties as General Partner set forth in Section 6.1, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
(d)    Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief, after the Conversion Date, that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT or (ii) prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by the Limited Partner.
(e)    Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partner under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
6.5    Reimbursement of General Partner.
(a)    Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Sections 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all REIT Expenses and Administrative Expenses incurred by the General Partner. Reimbursement of REIT Expenses and Administrative Expenses shall be treated as an expense of the Partnership and not as allocations of Partnership income or gain.
6.6    Outside Activities. Subject to Section 6.8, the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, or any officer, director, employee, agent, trustee, Affiliate or stockholder of the General Partner, the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. None of the Partnership, the Limited Partner or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

6.7    Employment or Retention of Affiliates.
(a)    Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, property manager, asset manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.
(b)    The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner; provided that any such arrangements (other than arrangements with wholly-owned subsidiaries) shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(c)    The Partnership may transfer assets to joint ventures, limited liability companies, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems to be consistent with this Agreement, applicable law and the REIT status of the General Partner; provided that any such arrangements shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction.
(d)    Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.
6.8    General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of any Property shall be conducted through the Partnership, a Subsidiary, a Subsidiary Partnership or a taxable REIT Subsidiary (within the meaning of Section 856 (l) of the Code); provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership by the Board of Directors. The General Partner is also allowed to hold cash to fund its expenses, including the redemption of REIT Shares.
6.9    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10    Miscellaneous. In the event the General Partner redeems any REIT Shares (other than REIT Shares redeemed in accordance with any share redemption program of the General Partner), then the General Partner shall cause the Partnership to purchase from the General Partner the same number of General Partnership Interests on the same terms that the General Partner exchanged such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of General Partnership Interests held by the General Partner. In the event any REIT Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Interests for an equivalent purchase price.
SECTION 7
CHANGES IN GENERAL PARTNER
7.1    Transfer of the General Partner’s Partnership Interest.
(a)    The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in, or in connection with a transaction contemplated by, Section 7.1(b).
(b)    The General Partner shall not engage in any merger, consolidation or other combination with or into another Person or the sale of all or substantially all of its assets, (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner, unless approved by the Limited Partner.
7.2    Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only with the consent of the Limited Partner.
7.3    Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.
(a)    Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a)) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b). The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.
(b)    Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a)) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is, on the date of such occurrence, a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partner, within 90 days after such occurrence, may elect to continue the business of the Partnership by selecting, subject to Section 7.2 and any other provisions of this Agreement, a substitute General Partner with the approval of the Limited Partner. If the Limited Partner elects to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4    Removal of a General Partner.
(a)    Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of, a partner in, such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partner may not remove the General Partner, with or without cause.
(b)    If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by the Limited Partner (unless such substitute General Partner is being admitted subject to Section 7.3). At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner as a result of the event that caused the removal. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner, on the one hand, and the Limited Partner, on the other hand, within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and the Limited Partner shall each select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.
(c)    The General Partnership Interest of a removed General Partner, until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, Profit, gain or Loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partner. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).
(d)    All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.
SECTION 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER
8.1    Management of the Partnership. Except for the approval rights set forth herein, the Limited Partner shall not participate in the management or control of Partnership business nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2    Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement, and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
8.3    Limitation on Liability of Limited Partner. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
SECTION 9
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
9.1    Purchase for Investment.
(a)    Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interest is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
(b)    Each Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agrees not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
9.2    Restrictions on Transfer of Limited Partnership Interests.
(a)    Subject to the provisions of this Section 9.2, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
(b)    No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by Section 9.2(a) or Section 9.2(c) or a Transfer made pursuant to Section 9.5) of all of its Limited Partnership Interests pursuant to this Section 9. Upon the permitted Transfer or redemption of all of a Limited Partner’s Limited Partnership Interest, such Limited Partner shall cease to be a Limited Partner.
(c)    Notwithstanding Section 9.2(a) and subject to Sections 9.2(d), (e) and (f), a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Limited Partnership Interests to (i) a parent or parent’s spouse, natural or adopted descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person(s), of which trust such Limited Partner or any such Person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner is an entity, its beneficial owners.
(d)    No Limited Partner may effect a Transfer of its Limited Partnership Interests, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would violate any applicable federal or state securities or blue sky law (including investment suitability standards).
(e)    No Transfer by a Limited Partner of its Limited Partnership Interests, in whole or in part, may be made to any Person if, in the opinion of the General Partner based on the advice of legal counsel for the Partnership, if appropriate, the transfer (i) would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code or (iii) would cause the Limited Partnership Interests to be deemed to be “traded on an established securities market” or “readily tradable on a secondary market (or substantial equivalent thereof)” under the provisions applicable to publicly traded partnership status including Section 7704 of the Code and the Regulations promulgated thereunder or otherwise fail to qualify for one of the safe harbors described in the Treasury Regulations related to the publicly traded partnership rules. In making this determination, the General Partner shall be entitled to limit any transfers so that the transfers comply with one of the safe harbors in the Treasury Regulations; provided, however, the General Partner may, in its sole discretion, permit transfers that do not qualify for one of the safe harbors, provided that in determining whether to permit such transfer, the General Partner may require an opinion from counsel that the Partnership will not be treated as a publicly traded partnership for federal income tax purposes in connection with such transfer.
(f)    No Limited Partner may transfer any Limited Partnership Interests to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem any Limited Partnership Interests in which a security interest is held simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
(g)    Any Transfer in contravention of any of the provisions of this Section 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.
(h)    Prior to the consummation of any Transfer under this Section 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
9.3    Admission of Substitute Limited Partner.
(a)    Subject to the other provisions of this Section 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion and upon the satisfactory completion of the following:

(i)    The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(ii)    To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.
(iii)    The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) and the agreement set forth in Section 9.1(b).
(iv)    If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(v)    The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2.
(vi)    The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(vii)    The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
(b)    For the purpose of allocating Profit and Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
(c)    The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section 9.3 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Section 9 to the admission of such Person as a Limited Partner of the Partnership.
9.4    Rights of Assignees of Partnership Interests.
(a)    Subject to the provisions of Sections 9.1 and 9.2, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
(b)    Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Section 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.

9.5    Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, and any such Person shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
9.6    Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same personal residence. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
9.7    Put Option.
(a)    In the event of a Termination Event or immediately prior to a Termination Event, the Limited Partner shall have the right (the “Put Right”) to sell all or a portion of its Limited Partnership Interest (“Put Interest”) to the Partnership for cash, at a price equal to the fair market value as set forth in Section 9.7(c). The Limited Partner may, in its sole discretion, elect to take the consideration offered in the Termination Event if it is equity in an entity. The Put Right shall be exercised pursuant to a notice (the “Put Notice”) delivered by the Limited Partner to the General Partner. An assignee of a Limited Partner shall receive the Put Right set forth in this Section 9.7. In connection with any exercise of such Put Right by an assignee of a Limited Partner, the Fair Market Value of the Put Interest shall be paid by the Partnership directly to such assignee and not to the Limited Partner from which such assignee acquired its Put Interest.
(b)    Within 30 days after the delivery of the Put Notice by the Limited Partner to the General Partner under this Section 9.7, the Partnership shall transfer and deliver the fair market value of the Put Interest to such Limited Partner or, as applicable, its assignee, whereupon the Partnership shall acquire the Put Interest of such Limited Partner or, as applicable, its assignee, and such Put Interest shall no longer be considered outstanding.
(c)    The value of the Put Interest being sold pursuant to this Section 9.7 shall be equal to the amount the Limited Partner would have received if all of the assets of the Partnership were sold at the Transaction Value, (or at their fair market value if there was no Termination Event) all liabilities of the Partnership were paid in full and all remaining funds were distributed to the Partners in accordance with this Agreement. The fair market value of a Put Interest shall be determined by agreement between the Partnership and the Limited Partner. If the Partnership and the Limited Partner cannot agree upon the fair market value of the Put Interest being sold pursuant to this Section 9.7 within 30 days, the fair market value thereof shall be determined by an independent appraiser selected by the Limited Partner and approved by the Partnership. The decision of the appraiser selected pursuant to this Section 9.7 will be final and binding and may be enforced by legal proceedings. The Partnership and the Limited Partner shall equally compensate the appraiser appointed pursuant to this Section 9.7.
SECTION 10
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
10.1    Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all Certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours. Notwithstanding the foregoing, the General Partner, in its sole discretion, may restrict receipt of the information identified in Section 10.1, if the General Partner reasonably believes that disclosure of such information is not in the best interest of the Partnership or could damage the Partnership or the General Partner or its business or the requesting Limited Partner’s reason for obtaining the applicable information is, in the General Partner’s sole discretion, related to the Limited Partner’s individual purposes and not for a Partnership purpose.
10.2    Custody of Partnership Funds; Bank Accounts.
(a)    All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
(b)    All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.2(b).
10.3    Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.
10.4    Annual Tax Information and Report. The General Partner will use its best efforts to supply within 75 days after the end of each fiscal year of the Partnership to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
10.5    Tax Matters Partner; Tax Elections; Special Basis Adjustments. The General Partner shall be the “partnership representative” for purposes of Section 6223 and 6231 of the Code, and shall, at the Partnership’s expense, cause to be prepared and timely filed after the end of each taxable year of the

Partnership all federal and state income tax returns required of the Partnership for such taxable year. If any state or local tax law provides for a partnership representative or Person having similar rights, powers, authority or obligations, the General Partner shall also serve in such capacity. The Partnership shall make such elections pursuant to the provisions of the Code as the General Partner, in its sole discretion, deems appropriate (including, in the General Partner’s sole discretion, an election under Section 754 of the Code or an election to have the Partnership treated as an “electing investment partnership” for purposes of Section 743 of the Code).
(a)    The General Partner shall apply the provisions of subchapter C of Chapter 63 of the Code, or similar provisions of state, local or foreign law, with respect to the Partnership or the Limited Partner in its sole discretion. The Limited Partner shall have no claim against the Partnership or General Partner for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Partnership in order to comply with the rules under subchapter C of Chapter 63 of the Code, or similar provisions of state, local or foreign law.
(b)    If any audit adjustment results in an underpayment of tax that is imputed to the Partnership and would be assessed and collected at the Partnership level in the period that the adjustment becomes final, the Partnership may, in the sole discretion of the General Partner, elect:
(i)    to pay an imputed underpayment as calculated under Section 6225(b) of the Code with respect to such adjustment, including interest, penalties and related tax (“Imputed Underpayment”) in the Adjustment Year or otherwise take the IRS adjustment into account in the Adjustment Year. The General Partner shall use commercially reasonable efforts to reduce the amount of such Imputed Underpayment on account of the tax-exempt status (as defined in Section 168(h)(2) of the Code) of any Limited Partner as provided in Section 6225(c)(3) of the Code. Each Limited Partner agrees to indemnify and hold harmless the Partnership and the General Partner from and against any liability with respect to the Limited Partner’s proportionate share of any Imputed Underpayment, regardless of whether such Limited Partner is a Limited Partner in the Adjustment Year, and to promptly pay its proportionate share of any Imputed Underpayment to the Partnership within 15 days following the General Partner’s request for payment and any amount that is not funded shall be treated in accordance with Section 5.2(c). Each Limited Partner’s proportionate share shall be determined by the General Partner in good faith taking into account each Limited Partner’s (or former Partner’s) particular status, including its tax-exempt or non-United States status, its interest in the Partnership in the Reviewed Year, and its timely provision of information necessary to reduce the amount of Imputed Underpayment set forth in Section 6225(c) of the Code; or
(ii)    under Section 6226(a) of the Code, as amended by the Bipartisan Act of 2015, to cause the Partnership to issue adjusted Schedule K-1s or any other similar statement prescribed by the Code, Treasury Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority to each applicable Partner for the Reviewed Year, who will then be required to pay their allocable share of tax otherwise attributable to the Partnership. Each Partner hereby agrees and consents to such election and agrees to take any action, and furnish the General Partner with any information necessary to give effect to such election, as required by such Code Section and applicable Treasury Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority.
10.6    Reports to Limited Partner.
(a)    As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner a quarterly report containing financial statements of the

Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.
(b)    Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
SECTION 11
AMENDMENT OF AGREEMENT; MERGER
11.1    Amendment. Except as set forth in Section 11.2 or as otherwise provided in this Agreement, the General Partner’s consent and the Limited Partner’s consent shall be required for any amendment to this Agreement.
11.2    Amendment without the Approval of the Limited Partner. The General Partner, without the approval of the Limited Partner, may amend this Agreement for any amendment to:
(a)    modify the allocation provisions of the Agreement to comply with Code Section 704(b);
(b)    add to the representations, duties, services or obligations of the General Partner or any Affiliates for the benefit of the Limited Partner;
(c)    amend the Agreement to reflect the addition or substitution of the Limited Partner or the reduction of the Capital Accounts upon the return of capital to the Partners;
(d)    minimize the adverse impact of, or comply with, any “plan assets” for ERISA purposes;
(e)    execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the General Partner under a special or limited power of attorney and to take all such actions in connection therewith as the General Partner deems necessary or appropriate with the signature of the General Partner acting alone;
(f)    change the name and/or principal place of business of the Partnership;
(g)    decrease the rights and powers of the General Partner (so long as such decrease does not impair the ability of the General Partner to manage the Partnership and conduct its business affairs);
(h)    make any changes necessary or advisable to enable the General Partner to qualify or maintain its status as a REIT; or

(i)    make any changes necessary or advisable to satisfy concerns of the Commission or any state securities regulatory authority in connection with a securities offering by the General Partner or otherwise.
11.3    Meetings of Partners.
(a)    The Partners may but shall not be required to hold any annual, periodic or other formal meetings. Meetings of the Partners may be called by the General Partner or by any Limited Partner or Limited Partner holding at least 10% of the Limited Partnership Interests in the Partnership.
(b)    The Partner or Partners calling the meeting may designate any place within the State of Delaware as the place of meeting for any meeting of the Partners; and Partners holding at least a majority of the Partnership Interests in the Partnership may designate any place outside the State of Delaware as the place of meeting for any meeting of the Partners. If no designation is made, or if a special meeting is called, the place of meeting shall be the principal place of business of the Partnership.
(c)    Except as provided in Section 11.3(d), written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 90 days before the date of the meeting, either personally or by mail, by or at the direction of the Partner or Partners calling the meeting, to each Partner entitled to vote at such meeting and to each Partner not entitled to vote who is entitled to notice of the meeting.
(d)    Anything in this Agreement to the contrary notwithstanding, with respect to any meeting of the Partners, any Partner who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, shall be deemed to have waived notice of such meeting unless such Partner attends for the express purpose of objecting, at the beginning of the meeting, and does so object to the transaction of any business because the meeting is not lawfully called or convened.
(e)    If all of the Partners shall meet at any time and place, either within or outside of the State of Delaware, in person or by proxy, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.
(f)    For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date. When a determination of Partners entitled to vote at any meeting of Partners has been made as provided in this Section, such determination shall apply to any adjournment thereof.
(g)    Partners holding at least a majority of the Partnership Interests entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, Partners holding at least a majority of Partnership Interests so represented may adjourn the meeting to another time and place. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 120 days. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that percentage of Partnership Interests whose absence would cause less than a quorum to be present.

(h)    If a quorum is present, the affirmative vote of Partners holding a majority of the Partnership Interests entitled to vote, present in person or represented by proxy, shall be binding on all Partners, unless the vote of a greater or lesser proportion or number of Partnership Interests or Partners is otherwise required by applicable law or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Partners’ vote or consent is required may vote or consent upon any such matter and their Partnership Interests’ vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Partners.
(i)    At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by the Partner’s duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.
(j)    Action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by Partners holding sufficient Partnership Interests to approve such action had such action been properly voted on at a duly called meeting of the Partners. Action taken under this Section 11.3(j) is effective when the requisite Partners or Partners with the requisite Partnership Interests, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.
SECTION 12
GENERAL PROVISIONS
12.1    Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth on Exhibit A; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
12.2    Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
12.3    Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
12.4    Severability and Substitution. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
12.5    Entire Agreement. This Agreement and attached exhibits constitute the entire agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

12.6    Pronouns and Plurals. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
12.7    Headings. The Section headings or Sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Section.
12.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
12.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for any violation of federal or state securities laws shall not be governed by this Section 12.9.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Limited Partnership Agreement, all as of August 13, 2018.
GENERAL PARTNER:
Cottonwood Communities, Inc., a Maryland corporation

By:    /s/ Gregg Christensen
Name: Gregg Christensen
Title: Executive Vice President

EXHIBIT A

Partners’ Capital Contributions and Percentage Interests

Partner	Interests	Percentage Interest
GENERAL PARTNER
Cottonwood Communities, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[On file with the Partnership]	85%

LIMITED PARTNER
Cottonwood Communities Investor, LLC 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[On file with the Partnership]	15%

Exhibit A